Exhibit 10.32

Summary of Equifax Inc.

Annual Incentive Plan Summary

(As of March 9, 2005)

Equifax’s Annual Incentive Plan, adopted under the shareholder-approved Key Management Long-Term Incentive Plan, is a management incentive program (covering approximately 30% of Equifax’s global workforce) that provides cash compensation to participants based upon the achievement of certain financial and individual objectives appropriate for the business for which they perform services. Bonus amounts for achievement of target levels of performance are established based on each participant’s position.  Performance is measured at either the business unit or corporate level, in alignment with the entity for which the participant performs services.  Target opportunities are expressed as a percentage of base salary.

Annual bonuses are earned based on company and individual performance against the specific criteria established which are allocated as follows:  corporate earnings per share or business unit profit (which represents 65% of target bonus), corporate or business unit revenue (which represents 15% of target bonus) and performance against individual objectives (which represents 20% of target bonus).  The financial measures to be used for target bonuses require the achievement of outstanding company performance relative to expectations. A threshold level of performance is set (typically representing no less than the prior year’s actual performance) at which level the Annual Incentive would be 25% of the targeted bonus.  No incentive is paid if performance falls below this threshold. The maximum opportunity for all Annual Incentive participants is two times the targeted percentage. The maximum is payable only if significant and challenging financial performance goals are achieved.

Corporate, business unit and personal goals are established at the beginning of each annual measurement period.  The Compensation, Human Resources and Management Succession Committee approves goals for all plans covering Executive Officers within the first 90 days of the measurement period and determines their degree of achievement following the end of the performance period.